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                                                        Exhibit 11

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                            THE PIONEER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                (Dollars in Thousands Except Per Share Amounts)



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 COMPUTATION FOR CONSOLIDATED
 STATEMENT OF INCOME                                            YEAR ENDED DECEMBER 31,
 -------------------                                            ----------------------

                                                       1994                1993               1992
                                                       ----                ----               ----
 Net income (1)                                      $    33,460         $    18,130        $    14,598
                                                     ===========         ===========        ===========
 Shares
    Weighted average number of
    common shares outstanding (2)                     24,666,000          24,545,000         24,520,000


    Dilutive effect of stock options considered
    as common stock equivalents computed
    under the treasury stock method using the
    average price during the period (2)                  688,000             431,000            304,000
                                                     -----------         -----------         ----------
 Weighted average number of shares
    outstanding as adjusted (1) (2)                   25,354,000          24,976,000         24,824,000
                                                     ===========         ===========         ==========

 Earnings per share (1) (2)                                $1.32               $0.72              $0.59
                                                     ===========         ===========         ==========

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(1) These amounts agree with the related amounts in the Consolidated Statement of Income.

(2) Adjusted for December 1,1994 and September 1, 1993, 2-for-1 stock splits effected in the form of
    100% stock dividends.


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